            As filed with the Securities and Exchange Commission on
                                                    Registration No. 333-_______
================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                             ----------------------

                                    FORM S-8

                          REGISTRATION STATEMENT UNDER
                           THE SECURITIES ACT OF 1933
                              ---------------------

                                     ISOCOR
             (Exact Name of Registrant as Specified in Its Charter)

                                   California
         (State or Other Jurisdiction of Incorporation or Organization)

                                   95-4310259
                      (I.R.S. Employer Identification No.)

        3420 Ocean Park Boulevard
        Santa Monica, California                                        90405
(Address of Principal Executive Offices)                              (Zip Code)

                              ---------------------



                             1992 STOCK OPTION PLAN
                            (Full Title of the Plan)

                              ---------------------

                                    Paul Gigg
                      President and Chief Executive Officer
                                     ISOCOR
                            3420 Ocean Park Boulevard
                         Santa Monica, California 90405
                    (Name and Address for Agent For Service)

                                 (310) 581-8100
          (Telephone Number, Including Area Code, of Agent For Service)

                              ---------------------

                         CALCULATION OF REGISTRATION FEE

                                                            Proposed Maximum         Proposed Maximum
Title of Securities to be                                  Offering Price Per      Aggregate Offering         Amount of
       Registered             Amount to be Registered            Share                   Price             Registration Fee
Common Stock,
  no par value..........         129,658 shares               $ 3.00 (2)             $   388,974.00            $ 114.75

Common Stock,
  no par value..........         220,342 shares               $ 3.00 (3)             $   661,026.00            $ 195.00

TOTAL                            350,000 shares (1)                                  $ 1,050,000.00            $ 309.75

(1) Represents an increase in the number of shares of Common Stock reserved for issuance upon the exercise of options issued under the Company's 1992 Stock Option Plan (the "Plan") of 350,000 shares. The increase was approved by the Board of Directors of the Company on February 19, 1998 and by the shareholders of the Company on May 13, 1998.

(2) Computed in accordance with Rule 457(h) under the Securities Act of 1933, as amended (the "Act") solely for purposes of calculating the registration fee. The computation is based on the weighted average exercise price of options outstanding under the Plan for which the Common Stock issuable upon exercise thereof is being registered hereby.

(3) Estimated in accordance with Rule 457(h) and 457(c) under the Act solely for purposes of calculating the registration fee. The computation is based on the closing price of the Company's Common Stock as reported on the Nasdaq National Market on August 4, 1998.

PART II: INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3 INCORPORATION OF DOCUMENTS BY REFERENCE

         The following documents and information heretofore filed with the Securities and Exchange Commission are hereby incorporated by reference:

         ITEM 3 (a)

         The Registrant's Annual Report on Form 10-K filed on March 31, 1998 pursuant to Rule 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act").

         ITEM 3 (b)

         The Registrant's Quarterly Report on Form 10-Q filed on May 15, 1998 pursuant to Rule 13(a) of the Exchange Act.

         All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such documents.

         ITEM 3 (c)

         Items 1 and 2 of the Registrant's Registration Statement on Form 8-A filed on March 5, 1996 pursuant to Section 12 of the Exchange Act.


ITEM 4 DESCRIPTION OF SECURITIES

              Not Applicable.

ITEM 5 INTERESTS OF NAMED EXPERTS AND COUNSEL

         The validity of the Common Stock registered hereby is being passed upon by Venture Law Group. a Professional Corporation. Certain members of Venture Law Group, including Elias J. Blawie, Secretary of the Company, beneficially own, in the aggregate, 8,310 shares of the Company's Common Stock.

ITEM 6 INDEMNIFICATION OF DIRECTORS AND OFFICERS

         The Company has adopted provisions in its Articles of Incorporation that limit the liability of its directors for monetary damages arising from a breach of their fiduciary duty as directors to the fullest extent permitted by the California Corporations Code. Such limitation of liability does not affect the availability of equitable remedies such as injunctive relief or recission.

         The Company's Bylaws provide that the Company shall indemnify its directors and officers to the fullest extent permitted by California law, including circumstances in which indemnification is otherwise discretionary under California law. The Company has entered into indemnification agreements with its directors and officers containing provisions which are, in some respects, broader than the specific indemnification provisions contained in the California Corporations Code. The indemnification agreements may require the Company, among other things, to indemnify its directors and officers against certain liabilities that may arise by reason of their status or service as directors or officers (other than liabilities arising from willful misconduct of a culpable nature), to advance their expenses as incurred as a result of any proceeding against them as to which they could be indemnified and to obtain directors' and officers' insurance, if available on reasonable terms. The Company has obtained such directors' and officers' insurance.

         At present, there is no pending litigation or proceeding involving any director, officer, employee or agent of the Company where indemnification would be required or permitted. The Company is not aware of any threatened litigation or proceeding which might result in a claim for such indemnification.

ITEM 7 EXEMPTION FROM REGISTRATION CLAIMED

             Not Applicable.

ITEM 8 EXHIBITS

        Exhibit
        Number             Document
        ------             --------

           4.1             1992 Stock Option Plan and forms of option agreement for
                           use with plan.
           5.1             Opinion of Venture Law Group, A Professional Corporation,
                           as to legality of securities being registered.
          23.1             Consent of Counsel (contained in Exhibit 5.1 hereto).
          23.2             Consent of Independent Accountants (see page 8).
          24.1             Power of Attorney (see page 7).


ITEM 9 UNDERTAKINGS

           A.     The undersigned Registrant hereby undertakes:

                  (1) To file during any period in which offers or sales are being made, a post-effective amendment to this Registration statement to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

                  (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                  (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         B. The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and where applicable each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         C. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the Registrant, ISOCOR, a corporation organized and existing under the laws of the State of California, certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Santa Monica, State of California, on this 11th day of August, 1998.

                                        ISOCOR


                                        By:  /s/ PAUL GIGG
                                             -----------------------------------
                                             Paul Gigg, President and
                                             Chief Executive Officer

                                POWER OF ATTORNEY

         KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Paul Gigg and Janine M. Bushman, jointly and severally, his or her attorneys-in-fact, each with the power of substitution, for him or her in any and all capacities, to sign any amendments to this Registration Statement on Form S-8, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that each of said attorneys-in-fact, or his or her substitute or substitutes, may do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.


          Signature                                     Title                                  Date
--------------------------------        --------------------------------------               --------

/s/       PAUL GIGG                     President, Chief Executive Officer and            August 11, 1998
--------------------------------        Director (Principal Executive Officer)
         (Paul Gigg)


/s/   JANINE M. BUSHMAN                 Vice President, Finance and                       August 11, 1998
--------------------------------        Administration, Chief Financial  Officer
     (Janine M. Bushman)                and Director (Principal Financial and
                                        Accounting Officer)

/s/      DENNIS CAGAN                   Director                                          August 11, 1998
--------------------------------
        (Dennis Cagan)

                                        Chairman of the Board of Directors and            August 11, 1998
/s/      ANDREW DEMARI                  Director
--------------------------------
       (Andrew De Mari)


/s/   ALEXANDRA GIURGIU                 Director                                          August 11, 1998
--------------------------------
     (Alexandra Giurgiu)

/s/   G. BRADFORD JONES                 Director                                          August 11, 1998
--------------------------------
     (G. Bradford Jones)

/s/     WILLIAM YUNDT                   Director                                          August 11, 1998
--------------------------------
       (William Yundt)


                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

--------------------------------------------------------------------------------


                                    EXHIBITS

--------------------------------------------------------------------------------

                       Registration Statement on Form S-8

                                     ISOCOR


                                August 11, 1998

                                INDEX TO EXHIBITS

Exhibit
Number

  4.1         1992 Stock Option Plan and forms of option agreements for use with plan.

  5.1         Opinion of Venture Law Group, A Professional Corporation, as to legality of securities being registered

 23.1         Consent of Counsel (contained in Exhibit 5.1 hereto).

 23.2         Consent of Independent Auditors.

 24.1         Power of Attorney.
